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                                                                EXHIBIT 4.12


                         WELSH, CARSON, ANDERSON & STOWE
                                 320 PARK AVENUE
                                   Suite 2500
                         New York, New York 100222-6615


                                                               January 6, 1998

Aurora Electronics. Inc.
9477 Waples Street, Suite 150
San Diego, CA 92121
Attn: Wayne Withers, Chief Financial Officer




         SUBJECT Financial Support Agreement, dated as of September 30, 1996, as amended, (the "Agreement"), among Aurora Electronics, Inc., a Delaware corporation (the "Company"), Aurora Electronics Group, Inc., a California corporation and wholly owned subsidiary of the Company ("AEG"), Welsh, Carson, Anderson & Stowe VII, L.P., a Delaware limited partnership ("WCAS VII"), and WCAS Capital Partners II, L.P., a Delaware limited partnership ("WCAS CP II" and together with WCAS VII being hereinafter collectively referred to as the "Guarantors").

         Pursuant to the Agreement, the Guarantors were to receive Warrants to purchase common shares of the Company (the "Warrants") as recognition of the financial risk of guaranteeing certain amounts owed by AEG for loans pursuant to the Credit Agreement (the "Credit Agreement") among the Company, AEG and Chase Manhattan Bank as a lender and agent for the lenders. The following warrants have been issued as of this date:


              DATE          WCAS VII       WCAS CP II             TOTAL            EXERCISE PRICE
           --------------------------------------------------------------------------------------
           9/30/96           276,000            9,714             285,714               $2.100

           6/01/97           340,941           12,000             352,941                1.700

           6/06/97            43,909            1,546              45,455                1.650

           1/27/97           548,864           19,318             568,182                1.760

         10//28/97           942,439           33,171             975,610                1.025


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                                       -2-


         Although the terms of the Agreement provide for WCAS VII and WCAS CP II to be issued additional Warrants, WCAS VII and WCAS CP II do hereby waive and forego the right to receive the additional Warrants due by reason of additional guarantees issued or outstanding at this time.


/s/ Thomas E. McInerney
    -------------------
By: Thomas McInerney, General Partner
WCAS VII


/s/ Thomas E. McInerney
    -------------------
By: Thomas McInerney, General Partner
WCAS CP II Partners